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                                                                    Exhibit 23.1
                      [LETTERHEAD OF NEXIA AUDIT LIMITED]

May 23, 2003


Consent of Independent Public Accountants


In October 2002, Smith & Williamson Chartered Accountants was incorporated and the audit business was transferred to a successor company called Nexia Audit Limited.

As independent public accountants, we hereby consent to the use of the report by Smith & Williamson Chartered Accountants dated May 16, 2002 on the Consolidated Financial Statements of the benefits consulting business of Bacon & Woodrow as of and for the year ended September 30, 2001 included in the Hewitt Associates, Inc. Registration Statement on (Form S-1) and to all references to Smith & Williamson included in the Registration Statement.

Yours faithfully

/s/ Nexia Audit Limited
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NEXIA AUDIT LIMITED


London, England



                       [LETTERHEAD OF NEXIA AUDIT LIMITED]